Exhibit 10.49

ABBOTT LABORATORIES
RESTRICTED STOCK UNIT AGREEMENT FOR PARTICIPANTS IN FRANCE

On this «Grant_Day» day of «Grant_Month», 201     (the “Grant Date”), Abbott Laboratories, an Illinois corporation located at 100 Abbott Park Road, Abbott Park, Illinois, U.S.A., hereby grants to «First Name» «MI» «Last Name» (the “Employee”) a Restricted Stock Unit Award (the “Award”) of «NoShares12345» restricted stock units (the “Units”) representing the right to receive an equal number of Shares on specified Delivery Dates.

The Award is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, and the terms and conditions set forth in this Agreement.  In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Award are as follows:

1.                                      Definitions.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)                                 Agreement:  This Restricted Stock Unit Agreement for Participants in France.

(b)                                 Closed Periods: Pursuant to Section L. 225-197-1 of the French Commercial Code, as amended, and as interpreted by the French administrative guidelines, means:

(i)                                     Ten (10) quotation days preceding and three (3) quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)                                  The period beginning when information that could, if disclosed to the public, significantly impact the quotation of Shares, has been disclosed to Company corporate management entities involved in the governance of the Company (such as the Board, the Committee, supervisory directorate, etc.) and ending ten quotation days after the day such information is disclosed to the public.

(c)                                  Controlled Group:

(i)                                     Abbott and any corporation, partnership and proprietorship under common control (as defined under the aggregation rules of subsections 414 (b), (c), or (m) of the Code) with Abbott; and

(ii)                                  during the period of the TAP Pharmaceutical Products Inc. (“TAP”) joint venture between Takeda Pharmaceutical Company Limited and Abbott ending April 30, 2008, TAP and any corporation, partnership and proprietorship under common control (as defined above) with TAP.

(d)                                 Data:  Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(e)                                  Disability:  Shall have the meaning provided under the French RSU Plan.

(f)                                   Employee’s Representative:  The Employee’s legal guardian or other legal representative as determined under local law.

(g)                                  French RSU Plan: Rules of the Abbott Laboratories 2009 Incentive Stock Program for Grants of Units in France.

(h)                                 Program:  Collectively the Abbott Laboratories 2009 Incentive Stock Program and French RSU Plan.

(i)                                     Retirement:

(i)                                     Except as provided under (iii) below, for employees hired by the Controlled Group prior to January 1, 2004, Retirement means any of the following:

•                                          age 50 with 10 years of service;

•                                          age 65 with at least three years of service; or

•                                          age 55 with an age and service combination of 70 points, where each year of age is one point and each year of service is one point.

(ii)                                  Except as provided under (iii) below, for employees hired by the Controlled Group after December 31, 2003, Retirement means any of the following:

•                                          age 55 with 10 years of service; or

•                                          age 65 with at least three years of service.

(iii)                               For participants in the Abbott Laboratories Pension Plan for Former BASF and Former Solvay Employees, Retirement means any of the following:

•                                          age 55 with 10 years of service; or

•                                          age 65 with at least three years of service.

(iv)                              For purposes of calculating service under this Section 1(i), except as otherwise provided by the Committee or its delegate, service is earned only if performed for a member of the Controlled Group while that Controlled Group member is a part of the Controlled Group.

(v)                                 If an Employee has a Termination and (A) as of the date of that Termination met the definition of Retirement, and (B) is subsequently rehired by a member of the Controlled Group, then for purposes of this Agreement, that Employee will continue to be treated as meeting the definition of Retirement.

(j)                                    Termination:  A severance of employment for any reason (including Retirement) from the Company and all Subsidiaries.

2.                                      Delivery Dates and Shareholder Rights.  The Delivery Dates for Shares underlying the Units are the respective dates on which the Shares are payable to the Employee after the Restrictions on such Units lapse pursuant to Section 4 below.  Shares shall be issued from the Company’s available treasury shares.  Prior to the Delivery Date(s):

(a)                                 the Employee shall not be treated as a shareholder as to those Shares underlying the Units, and shall have only a contractual right to receive Shares, unsecured by any assets of the Company or its Subsidiaries;

(b)                                 the Employee shall not be permitted to vote the Shares underlying the Units; and

(c)                                  the Employee’s right to receive such Shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Program.

Subject to the requirements of local law, the Employee shall receive cash payments equal to the dividends and distributions paid on Shares underlying the Units (the “Dividend Equivalents”) (other than dividends or distributions of securities of the Company which may be issued with respect to its Shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent and on the same date as if each Unit were a Share; provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Employee with respect to dividends or distributions the record date for which occurs on or after the date the Employee has forfeited the Units, or the date the Restrictions on the Units have lapsed.

3.                                      Restrictions.  The Units are subject to the forfeiture and sale and transfer provisions in Sections 5 and 6 below.  Units are not earned and may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of (collectively, the “Restrictions”) until an event or combination of events described in subsections 4(a), (b), (c) or (d) occurs.

4.                                      Lapse of Restrictions.

(a)                                 Passage of Time.  While the Employee is employed with the Company or its Subsidiaries, the Restrictions on two-thirds of the Units will lapse on the second anniversary of the Grant Date and the Restrictions on the remaining

Units will lapse on the third anniversary of the Grant Date so that, on the third anniversary of the Grant Date, 100% of the Units are no longer subject to the Restrictions.  Subject to subsections (b), (c), and (d) below, Units for which Restrictions have lapsed shall be settled in the form of Shares on the date(s) on which such Restrictions lapse (each, a “Delivery Date”).  In no event shall a Delivery Date occur prior to the second anniversary of the Grant Date, or such other period as required for the vesting period applicable to French qualified Units under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the specific French tax and social security regime.

(b)                                 Retirement.  The Restrictions shall continue to apply in the event of the Employee’s Termination due to Retirement but may lapse thereafter in accordance with the provisions of subsection 4(a) above, and any Units not previously settled on a Delivery Date shall be settled in the form of Shares on the Delivery Date(s) set forth in subsection 4(a) above, subject to French law as described in subsection 4(a), occurring after the date of such Retirement.

(c)                                  Death.  The Restrictions shall lapse on the date of the Employee’s Termination due to death, and any Units not previously settled on a Delivery Date shall become immediately transferable to the Employee’s heirs.  The Company shall issue the Shares subject to the Units to the Employee’s heirs, at their request, if such request occurs within six (6) months after the date of the Employee’s death.  If the Employee’s heirs do not request the issuance of the Shares underlying the Units, the Units shall expire and be forfeited six (6) months after the date of the Employee’s death.  The Employee’s heirs are not subject to the sale restrictions set forth in Section 6.

(d)                                 Disability.  The Restrictions shall lapse on the date of the Employee’s Disability and any Units not previously settled on a Delivery Date shall be settled in the form of Shares as soon as administratively possible after, and effective as of, the date of Disability.  In this case, any Shares issued pursuant to the Units prior to such Disability shall no longer be subject to the sale restrictions set forth in Section 6.

5.                                      Forfeiture of Units.  In the event of the Employee’s Termination for any reason other than Retirement, death, or Disability (including, without limitation, Termination for Gross or Willful Misconduct as defined under French labor rules), any Units with respect to which Restrictions have not lapsed as of the date of Termination shall be forfeited without consideration to the Employee or the Employee’s Representative.  However, in the event that the Employee is terminated by the Company or its Subsidiaries, the Company may, in its sole discretion, cause Restrictions on some or all of the Units not previously settled on a Delivery Date to lapse and be settled in the form of Shares on the Delivery Dates set forth in subsection 4(a) above as if the Employee had remained employed on such dates.  In accepting this Award, the Employee acknowledges that in the event of a Termination described in this Section, the Employee’s right to vest in the Units under the Program, if any, will terminate effective as of the date that the Employee is no longer actively employed.

6.                                      Restriction on Sale or Transfer of Shares.

(a)                                 No sale or transfer of Shares issued pursuant to the Units held by the Employee shall occur prior to the relevant anniversary of the Delivery Date and, in no case, prior to the second anniversary of each Delivery Date or such other period as is required to comply with the minimum mandatory holding period applicable to Shares underlying French-qualified Units under Section L. 225-197-1 of the French Commercial Code, as amended, or under the French Tax Code or French Social Security Code, as amended, except in case of the Employee’s death or Disability.

(b)                                 The Shares underlying the Units cannot be sold during Closed Periods, so long as those Closed Periods are applicable to shares underlying French-qualified Units.

7.                                      Withholding Taxes.

(a)                                 The Company shall not be required to issue or deliver any Shares pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

(b)                                 Regardless of any action the Company or its Subsidiaries take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Program and legally applicable to the Employee or deemed by the Company or its Subsidiaries to be an appropriate charge to the Employee even if technically due by the Company or its Subsidiaries (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiaries.  The Employee further acknowledges that the Company and/or its Subsidiaries:

(i)                                     make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, lapse of Restrictions or settlement of the Units, the issuance of shares upon payment of the Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and

(ii)                                  do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Units to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result.

Further, if the Employee has become subject to tax and/or social insurance contributions in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Employee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

8.                                      Employee’s Account.  Shares issued to the Employee pursuant to the French-qualified Units shall be recorded and held in the name of the Employee in an account with the Company, the transfer agent for the Company’s Shares or a broker, or in such other manner as the Company may otherwise determine to ensure compliance with applicable French law, including any necessary holding periods.  In this respect, the Employee hereby authorizes and directs UBS Financial Services Inc. (“UBS”), or its successor, to transfer as soon as practicable Shares resulting from any settlement of the Units to Banque Transatlantique, or, with prior notification to the Employee, to such other designee of the Company.

9.                                      Nature of Grant.  In accepting this Award, the Employee acknowledges that:

(a)                                 The Program is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)                                 This Award is a one-time benefit and does not create any contractual or other right to receive future grants of Units, benefits in lieu of Units, or other Program Benefits in the future, even if Units have been granted repeatedly in the past;

(c)                                  All decisions with respect to future Unit grants, if any, and their terms and conditions, will be made by the Committee, in its sole discretion;

(d)                                 Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee;

(e)                                  The Employee is voluntarily participating in the Program;

(f)                                   The Units and the Shares subject to the Units are:

(i)                                     extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or its

Subsidiaries, and are outside the scope of the Employee’s employment contract, if any;

(ii)                                  not intended to replace any pension rights or compensation;

(iii)                               not part of the Employee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should they be considered compensation for, or relating in any way to, past services for the Company or its Subsidiaries;

(g)                                  The future value of the Shares underlying the Units is unknown and cannot be predicted with certainty;

(h)                                 In consideration of the Award, no claim or entitlement to compensation or damages shall arise from the Award resulting from Termination (for any reason whatsoever) and the Employee irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing or electronically accepting this Agreement, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim;

(i)                                     The Units and the Benefits under the Program, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and

(j)                                    Neither the Company nor any of its Subsidiaries shall be liable for any change in value of the Units, the amount realized upon settlement of the Units or the amount realized upon a subsequent sale of any Shares acquired upon settlement of the Units, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.

10.                               No Right to Continued Employment.  This Agreement and the Employee’s participation in the Program is not and shall not be interpreted to:

(a)                                 form an employment contract or relationship with the Company or its Subsidiaries;

(b)                                 confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)                                  interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

11.                               Data Privacy.

(a)                                 Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program.  The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program.  As such (where required under applicable law), the Employee:

(i)                                     authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

(b)                                 Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program.  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

(c)                                  The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program.  These recipients may be located throughout the world.

(d)                                 The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)                                     obtain confirmation as to the existence of the Data;

(ii)                                  verify the content, origin and accuracy of the Data;

(iii)                               request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)                              oppose, for legitimate reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

12.                               Form of Payment.  The Company will settle the Employee’s Units in the form of Shares.

13.                               Private Placement.  The grant of this Award is not intended to be a public offering of securities in the Employee’s country.  The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and this Award is not subject to the supervision of the local securities authorities.

14.                               Exchange Controls.  As a condition of this Award, the Employee agrees to comply with any applicable foreign exchange rules and regulations.

15.                               Compliance with Applicable Laws and Regulations.  The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

16.                               Code Section 409A.  Payments made pursuant to this Agreement are intended to be exempt from or to otherwise comply with the provisions of Code Section 409A to the extent applicable.  The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that any payments under this Agreement are subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend the Award to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, the Employee shall not be deemed to have had a Termination unless the Employee has incurred a “separation from service” as defined in Treasury Regulation §1.409A-1(h), and amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Termination (including Retirement) shall instead be paid on the first business day after the date that is six months following the Employee’s Termination (or upon the Employee’s death, if earlier).

Although this Agreement and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the payments provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

17.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Units, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

18.                               Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Employee’s participation in the Program, on the Units and on any Shares acquired under the Program, to the extent the Company or its Subsidiaries determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Program, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  The Employee agrees to take any and all actions, and to consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Employee’s country.  In addition, the Employee agrees to take any and all actions as may be required to comply with the Employee’s personal obligations under local laws, rules and regulations in the Employee’s country.

19.                               Determinations.  Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

20.                               Electronic Delivery.  The Company may, in its sole discretion, deliver by electronic means any documents related to current or future participation in the Program.  The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Program through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

22.                               Entire Agreement.  This Agreement and the Program constitute the entire agreement between the Employee and the Company regarding the Award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Award.  Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

23.                               Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

24.                               Language.  If the Employee has received this Agreement or any other document related to the Program translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25.                               Language Consent.  By signing and returning this document containing the terms and conditions of your Unit grant, you confirm that you have read and understood the documents relating to this grant (the Program, the French RSU Plan and this Agreement) which were provided to you in the English language.  You accept the terms of those documents accordingly.  En signant et renvoyant le présent document décrivant les termes et conditions de votre attribution d’Actions Gratuites, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le Sous-Plan pour la France et le Contrat d’Attribution) qui vous ont été communiqués en langue anglaise.  Vous en acceptez les termes en connaissance de cause.

*              *              *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By
Miles D. White
Chairman and Chief Executive Officer